WARRANT EXERCISE AGREEMENT

THIS WARRANT EXERCISE AGREEMENT (the “Agreement”), dated as of June 8, 2016, is being executed and delivered by and between BTCS Inc. (formerly Bitcoin Shop, Inc.), a Nevada corporation (“BTCS”), and the undersigned warrant holder (the “Holder”) in order to amend set forth the terms of the Holder’s irrevocable exercise of that certain warrant to purchase 2,325,000 shares (the “Warrant Shares”) of BTCS’ common stock that was originally issued on January 19, 2015 (the “Warrant”), which Warrant is held by the Holder.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the sufficiency, mutuality and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Agreement to Exercise. The Holder hereby irrevocably agrees to exercise the Warrant and deliver to BTCS the Exercise Price (as defined in Section 2 of this Agreement), in immediately available funds, pursuant to the Warrant and as set forth in this Agreement on or prior to June 9, 2016.

2. Consideration for Agreement. On execution of this Agreement, the Company agrees to accept, as full payment for 500,000 of the Warrant Shares, an aggregate exercise price equal to $27,500 (the “Exercise Price”), which Exercise Price is the equivalent of $.055 per Warrant Share.

3. Acknowledgement. The Holder acknowledges that pursuant to various outstanding securities of BTCS, the effect of this Agreement will be that BTCS will be required to issue additional securities and reduce conversion or exercise prices of certain BTCS’s securities in order to satisfy its price protection obligations to certain investors.

4. Miscellaneous.

(a) Captions; Certain Definitions. Titles and captions of or in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions. All capitalized terms not otherwise defined herein shall have the meaning therefor, as set forth in the Warrant.

(b) Controlling Law. This Agreement is governed by, and shall be construed and enforced in accordance with the laws of the State of New York (except the laws of that jurisdiction that would render such choice of laws ineffective).

(c) Counterparts. This Agreement may be executed in one or more counterparts (one counterpart reflecting the signatures of all parties), each of which shall be deemed to be an original, and it shall not be necessary in making proof of this Agreement or its terms to account for more than one of such counterparts. This Agreement may be executed by each party upon a separate copy, and one or more execution pages may be detached from a copy of this Agreement and attached to another copy in order to form one or more counterparts.

(Signature Pages Follow)

IN WITNESS WHEREOF, this Agreement has been executed and delivered by BTCS and Holder as of the date first set forth above.

BTCS:	BTCS INC.

By:
Name:
Title:

HOLDER:

Name:
Title: